Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE
TO INDENTURE DATED AS OF AUGUST 15, 2003

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 24, 2018, among Pepsi-Cola Metropolitan Bottling Company, Inc. (“Metro”) and Wells Fargo Bank, National Association, a national banking association (the “Trustee,” formerly known as Wells Fargo Bank Minnesota, National Association).

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture (as defined below).

WHEREAS, PepsiAmericas, Inc., the obligations of which were subsequently succeeded to by Metro, and the Trustee have heretofore executed and delivered a certain indenture, dated as of August 15, 2003 (as previously amended and as amended and supplemented hereby, the “Indenture”) providing for the issuance of Securities;

WHEREAS, pursuant to the Indenture, a series of 5.50% Notes due May 15, 2035 was issued by PepsiAmericas, Inc. on May 18, 2005, of which $250,000,000 in aggregate principal amount is currently outstanding (the “Outstanding Metro Notes”);

WHEREAS, pursuant to an Offer to Purchase and an Offering Memorandum, each dated October 11, 2018, as amended, PepsiCo, Inc. (“PepsiCo”) has respectively (i) offered to purchase for cash any and all Outstanding Metro Notes (the “Tender Offers”) and (ii) offered to exchange the Outstanding Metro Notes for new senior notes issued by PepsiCo (the “Exchange Offers,” and together with the Tender Offers, the “Offers”);

WHEREAS, pursuant to the Offers there have been obtained the consents (collectively, the “Required Consents”) of such proportion of the Holders of Outstanding Metro Notes as is required to approve a supplemental indenture to the Indenture to amend the Indenture as set forth in Article 1 of this Second Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, Section 10.02 of the Indenture provides that with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of any series then Outstanding, Metro, when authorized by a Certified Board Resolution, and the Trustee may at any time and from time to time, enter into an indenture or indentures supplemental to the Indenture for the purpose of eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of Securities, subject to the limitations set forth therein;

WHEREAS, an Opinion of Counsel has been delivered to the Trustee to the effect that this Second Supplemental Indenture is authorized or permitted by the Indenture;

WHEREAS, Metro desires and has requested that the Trustee join in the execution of this Second Supplemental Indenture for the purpose of evidencing the implementation of the Proposed Amendments;

WHEREAS, the execution and delivery of this Second Supplemental Indenture have been authorized by resolutions of the board of directors of Metro; and

WHEREAS, all conditions precedent and requirements necessary to make this Second Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, Metro and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

Article 1
Amendments to Indenture and Outstanding Metro Notes

Section 1.01. The Indenture is hereby amended as follows:

(a)                                 The following sections of the Indenture shall be deleted in their entirety and replaced with “RESERVED”:

(i)                                     Section 4.05. Limitation on Liens;

(ii)                                  Section 4.06. Limitation on Sale and Lease-Back;

(iii)                               Section 4.07. Exempted Indebtedness;

(iv)                              Section 4.09. Further Instruments and Acts; and

(v)                                 Section 5.03. Reports by Company.

(b)                                 Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture. Provisions in the Indenture that authorize action by the Company when permitted by a deleted section or which is to be done in accordance with a deleted section shall be deemed to permit such action and references in the Indenture to deleted provisions shall also no longer have any effect or consequence under the Indenture.

(c)                                  Section 1.01 of the Indenture is hereby amended to delete the following defined terms in their entirety: “Principal Property” and “Restricted Subsidiary.”

(d)                                 Section 1.02 of the Indenture is hereby amended to delete the following defined terms in their entirety (and also to delete the same in the places of the Indenture where they appear): “Consolidated Net Worth,” “Debt,” “Funded Debt,” “Liens,” “Minority Interest,” “Sale and Lease-Back Transaction” and “Value.”

(e)                                  Section 6.01 of the Indenture is hereby amended and restated in its entirety as follows:

SECTION 6.01. Events of Default. “Event of Default,” wherever used herein with respect to the Securities of any series, means any one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)                                 default in the payment of any interest upon any of the Securities of such series when and as the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)                                 default in the payment of all or any part of the principal of (or premium, if any, on) any of the Securities of such series at its Maturity;

(3)                                 default in the deposit of any sinking fund or analogous payment for the benefit of the Securities of such series when and as the same shall become due and payable;

(4)                                 default in the performance, or breach, of any covenant or warranty of the Company in the Securities of such series or in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically provided for or which has expressly been included in this Indenture solely for the benefit of the Securities of other series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 51% in aggregate principal amount of the Securities of all series then Outstanding affected thereby a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(5)                                 the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company a bankrupt or insolvent, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of all or substantially all of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(6)                                 the commencement by the Company of a voluntary case or proceeding under any applicable Bankruptcy Law or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law, or the consent by it to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of all or substantially all of its property, or the making by the Company of a general assignment for the benefit of creditors; or

(7)                                 any other Event of Default provided in or pursuant to the supplemental indenture or Officers’ Certificate establishing the terms of such series of Securities as provided in Section 2.01 or in the form or forms of Security for such series.

(f)                                   Section 11.01 of the Indenture is hereby amended and restated in its entirety as follows:

SECTION 11.01. Company May Consolidate, etc., on Certain Terms. The Company may consolidate with, or merge into, any Person, provided that in any such case, either the Company shall be the continuing Person, or the Person formed by such consolidation or into which the Company is merged shall expressly assume the due and punctual payment of the principal of (and premium, if any) and any interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such Person.

(g)                                  Section 11.02 of the Indenture is hereby amended and restated in its entirety as follows:

SECTION 11.02. Successor Corporation to Be Substituted. In case of any such consolidation or merger referred to in Section 11.01 and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and interest on all of the Securities and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as a party. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of PepsiAmericas, Inc. any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor Person instead of the Company and subject to all the terms, conditions or limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities which previously should have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Securities which such successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof. In case of any such consolidation or merger referred to in Section 11.01, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

(h)                                 Section 11.03 of the Indenture is hereby amended and restated in its entirety as follows:

SECTION 11.03. Opinion of Counsel to Be Given Trustee. The Trustee, subject to Sections 7.01 and 7.03, shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that any such consolidation or merger and any such assumption complies with the provisions of this Article Eleven.

Section 1.02. Section 3 of the Outstanding Metro Notes is hereby amended such that the definitions of “Comparable Treasury Price,” “Redemption Treasury Dealer” and “Reference Treasury Dealer Quotations” are replaced with the following respective definitions:

“Comparable Treasury Price” means with respect to any Redemption Date for the Securities (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Redemption Treasury Dealer” means each of any five primary U.S. government securities dealers in the United States of America selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Redemption Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Redemption Treasury Dealer at 3:30 p.m. New York City time on the third Business Day preceding such Redemption Date.

Article 2
Miscellaneous

Section 2.01. The recitals contained herein shall be taken as the statements of Metro and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to perform the Indenture as supplemented hereby, but only upon the terms and conditions set forth in the Indenture.

Section 2.02. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern this Second Supplemental Indenture, the latter provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the modified or excluded provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 2.03. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 2.04. This Second Supplemental Indenture shall be deemed to be a contract under the laws of the State of Minnesota, and be governed by and construed in accordance with the laws of such state.

Section 2.05. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.06. Notwithstanding anything to the contrary elsewhere herein, this Second Supplemental Indenture shall become effective as of the Operative Date (as defined below). The “Operative Date” will occur upon the date on which PepsiCo shall have accepted for purchase or exchange sufficient Outstanding Metro Notes corresponding to the Required Consents pursuant to the Offers. Written notice of the Operative Date shall be promptly provided by Metro (or at Metro’s request by PepsiCo) to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC., as successor-in-interest to PepsiAmericas, Inc.

By:	/s/ Ada Cheng
Name: Ada Cheng
Title: Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tina D. Gonzalez
Name: Tina D. Gonzalez
Title: Vice President

[Signature page to Second Supplemental Indenture]